Mail Stop 0308

 April 21, 2005



Daniel L. Thobe
Corporate Controller
DPL Inc.
1065 Woodman Drive
Dayton, OH 45432

	RE:      DPL Inc.
		Dayton Power and Light Company
		Forms 10-K for the fiscal year ended December 31, 2003
		Filed November 5, 2004

Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004, and
September 30, 2004
		File Nos. 1-9052
    1-2385

Dear Mr. Thobe:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								George Ohsiek
								Branch Chief



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Mr. Mahoney
DPL Inc.
February 17, 2005
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